Exhibit 10.3

FORM OF

RESTRICTED STOCK AGREEMENT

THIS RESTRICTED STOCK AGREEMENT (the “Restricted Agreement”), dated effective as of the      day of             , 20    , is by and between Oragenics, Inc., a Florida corporation (the “Company”), and [                ] (the “Participant”).

WHEREAS, the Company maintains the Amended and Restated 2012 Equity Incentive Plan, as amended (the “Plan”), for the benefit of employees, directors, or consultants of the Company who provide services to the Company;

WHEREAS, the Plan provides for grant of shares of the common stock, no par value, of the Company (the “Common Stock”) as restricted stock awards;

WHEREAS, Participant serves as a director of the Company; and

WHEREAS, the Company has decided to grant the Participant shares of the Common Stock under the Plan, subject to the transfer restrictions, vesting conditions and other terms and conditions set forth below.

NOW, THEREFORE, in consideration of the covenants and agreements herein contained and intending to be legally bound hereby, the parties hereto agree as follows:

1. Grant of Restricted Stock. The Company hereby grants to the Participant a total of [                ] (                ) shares of Common Stock (the “Restricted Shares”), subject to the transfer restrictions, vesting schedule and other conditions set forth in this Restricted Agreement. The Participant shall not be required to provide the Company with any payment (other than his past and future services to the Company) in exchange for such Restricted Shares. The terms of the Plan are hereby incorporated into this Restricted Agreement by this reference, as though fully set forth herein. Except as otherwise provided herein, capitalized terms herein will have the same meaning as defined in the Plan.

As provided in Section 4, the Company shall cause the Restricted Shares to be issued in the name of the Participant either by book-entry registration or issuance of a stock certificate or certificate promptly upon execution of this Restricted Agreement.

2. Restrictions. The Participant shall have all rights and privileges of a shareholder of the Company with respect to the Restricted Shares, including voting rights and the right to receive dividends paid with respect to the Restricted Shares, except that the following restrictions shall apply until such time or times as these restrictions lapse under Section 3 or any other provision of this Restricted Agreement:

(i) the Participant shall not be entitled to delivery of the certificate or certificates for any of the Restricted Shares until the restrictions imposed by this Restricted Agreement have lapsed with respect to those Restricted Shares;

(ii) the Restricted Shares may not be sold, transferred, assigned, pledged or otherwise encumbered or disposed of by the Participant before these restrictions have lapsed, except with the express written consent of the Company; and

(iii) the Restricted Shares shall be subject to forfeiture upon termination of the Participant’s service as Director with the Company to the extent set forth in Section 6 below.

If any portion of the Restricted Shares become vested under Section 3 below (or Sections 6, 7 or 8), such newly vested shares shall no longer be subject to the preceding restrictions and shall no longer be considered Restricted Shares.

Any attempt to dispose of Restricted Shares in a manner contrary to the restrictions set forth in this Restricted Agreement shall be ineffective.

3. Vesting; When Restrictions Lapse.

The Restricted Shares shall vest as follows: (i) as to [                ] of the shares on [            ], 20    , and (ii) as to [                ] of the shares on [            ], 20    , or at such earlier time as the restrictions may lapse pursuant to Sections 6, 7 or 8 of this Restricted Agreement.

4. Issuance of Stock Certificates for Shares. To the extent stock certificates are issued, the stock certificate or certificates representing the Restricted Shares shall be issued promptly following the execution of this Restricted Agreement, and shall be delivered to the Corporate Secretary or such other custodian as may be designated by the Company, to be held until the restrictions lapse under Sections 3, 6, 7 or 8. Such stock certificate or certificates shall bear the following legend:

“The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of a Restricted Stock Agreement entered into between the registered owner and Oragenics, Inc. Copies of such Agreement are on file in the offices of the Corporate Secretary, Oragenics, Inc. 4902 Eisenhower Boulevard, Suite 125, Tampa, Florida 33634.”

Once the restrictions imposed by this Restricted Agreement have lapsed with respect to all or any portion of the Restricted Shares, the certificates shall be delivered to the Participant promptly after the date on which the restrictions imposed on such shares by this Restricted Agreement have lapsed, provided however, the Company may condition delivery of certificates for Restricted Shares upon receipt from the Participant of any undertakings that it may determine are appropriate to facilitate compliance with federal and state securities laws.

5. Taxes; Section 83(b) Election. Participants shall be responsible for the amount of any applicable federal, state and local tax associated with the lapse of any restrictions on the Restricted Shares. Upon issuance of the Restricted Shares under this Agreement, the Participant shall be entitled to make an election under Internal Revenue Code (the “Code”) Section 83(b) to include, as compensation for services rendered, the current fair market value of the Restricted Shares in the Participant’s gross income as of the date in on which the Restricted Shares are issued to the Participant; provided if the Participant elects to do so, the Participant shall promptly execute and deliver to the Company a copy of the election under Section 83(b) of the Code. At the time the Participant becomes taxable with respect to some or all of the Restricted Shares, whether by reason of such an election under Section 83(b) of the Code or by reason of lapse of the substantial risk of forfeiture pursuant to Section 3, the Company shall notify the Participant of the current fair market value.

6. Termination of Service as Director; Change in Corporate Control.

(a) Except as provided in subsection (b) below or in Sections 7 and 8 below, if the Participant’s service as a director with the Company is terminated before all of the restrictions have lapsed with respect to the Restricted Shares under this Restricted Agreement, any Restricted Shares that remain subject to the restrictions imposed by this Restricted Agreement shall be forfeited immediately upon termination of service.

(b) In the event of a Change in Control (as defined in the Plan), vesting shall be accelerated, the restrictions imposed by this Restricted Agreement on the remaining Restricted Shares shall lapse immediately, and no Restricted Shares shall be forfeited.

7. Effect of Death. If the Participant dies before the restrictions have lapsed with respect to all of the Restricted Shares subject to this Restricted Agreement, vesting of any portion of the Restricted Shares not previously vested under Section 3 shall be accelerated and all of the restrictions imposed on the Restricted Shares by this Restricted Agreement shall lapse immediately.

8. Effect of Permanent and Total Disability. If the termination of the Participant’s service as a director occurs after a finding of the Participant’s permanent and total disability, vesting shall be accelerated and all of the restrictions imposed on the Restricted Shares by this Restricted Agreement shall lapse immediately.

9. Securities Laws. The Company may from time to time impose such conditions on the transfer of the Restricted Shares as it deems necessary or advisable to ensure that any transfers of the Restricted Shares will satisfy the applicable requirements of federal and state securities laws. Such conditions may include, without limitation, the partial or complete suspension of the right to transfer the Restricted Shares subject to the Restricted Shares having been registered under the Securities Act of 1933, as amended.

The Participant represents, warrants, and agrees as follows, and the parties agree that the Company may rely on the same in consummating the issuance of any Restricted Shares pursuant to this Restricted Agreement:

(a) No Representations. The Participant is entering into this Restricted Agreement, and will acquire the Restricted Shares, solely on the basis of his own familiarity with the Company and all relevant factors about the Company’s affairs, and neither the Company nor any agent of the Company has made any express or implied representations, covenants, or warranties to the Participant with respect to such matters.

(b) Investment Purpose. The Participant is acquiring the Restricted Shares for his own account for investment and not with a view to the resale or distribution of the Restricted Shares.

(c) Economic Risk. The Participant is willing and able to bear the economic risk of an investment in the Restricted Shares (in making this representation, attention has been given to whether Participant can afford to hold the Restricted Shares for an indefinite period of time and whether, at this time, the Participant can afford a complete loss of the investment).

10. Restricted Shares Not to Affect Director Service. Neither this Restricted Agreement nor the Restricted Shares granted hereunder shall confer upon the Participant any right to continued service as director with the Company.

11. Minimum Stock Ownership. The Director acknowledges and agrees that director shall be subject to a minimum dollar value stock ownership holding requirement of six times the then applicable annual board retainer for directors (the “Minimum Stock Ownership Amount”) and that Director shall be precluded from the sale of any shares of Company common stock owned by Director through equity awards received from the Company having a then value that is equal to or less than the Minimum Stock Ownership Amount. By way of example, if the Director’s annual board retainer is $45,000, Director could not sell any shares of Company common stock held (including shares able to be acquired by way of exercise of stock options that have vested) if the sale would cause Director to fall below $270,000 in value of the Company common stock owned (or eligible to be acquired by the exercise of stock options that have vested and that are in-the-money). If Director does not own in excess of $270,000 in Company common stock at such time, then such Director would be required to hold the shares (either owned or eligible to be acquired by exercise of vested options) until such time as the value exceeded the $270,000 amount and then Director would only be permitted to sell such amount of Company common stock having a value in excess of $270,000. Director shall follow the Company’s pre-clearance requirements prior to any contemplated sale of Company stock in furtherance of the compliance with this section and Director shall not sell any Company common stock owned by Director unless such sale has been first cleared in advance by the Company including as to the Minimum Stock Ownership Amount. For the avoidance of doubt, any shares acquired by the Director outside of awards under the Plan shall not be subject to the Minimum Stock Ownership Amount.

12. Miscellaneous.

(a) In the event of any change or changes in the outstanding Common Stock of the Company by reason of any stock dividend, recapitalization, reorganization, merger, consolidation, combination or any similar transaction, the Board of Directors shall adjust the number of shares of Common Stock issued as Restricted Shares under this Restricted Agreement, and make any and all other adjustments deemed appropriate by the Board of Directors in such manner as the Board of Directors deems necessary to prevent material dilution or enlargement of the rights granted to Participant.

(b) This Restricted Agreement may be executed in one or more counterparts all of which taken together will constitute one and the same instrument.

(c) The terms of this Restricted Agreement may only be amended, modified or waived by a written agreement executed by both of the parties hereto.

(d) This Restricted Agreement shall be binding upon and inure to the benefit of the heirs and representatives of Participant and the assigns and successors of the Company, but neither this Restricted Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation by Participant.

(e) This Restricted Agreement represents the entire agreement of the parties and shall supersede any and all previous contracts, arrangements or understandings between the Company and Participant. The Restricted Agreement may be amended at any time by mutual written agreement of the parties hereto.

(f) This Award of Restricted Shares is subject to, and the Participant agrees to be bound by, all of the terms and conditions of the Plan, as such Plan may be amended from time to time in accordance with the terms thereof. Pursuant to the Plan, the Board is authorized to adopt rules and regulations not inconsistent with the Plan as it shall deem appropriate and proper. A copy of the Plan in its present form is available for inspection during business hours by the Participant at the Company’s principal office. All questions of the interpretation and application of the Plan and the Participant shall be determined by the Board and any such determination shall be final, binding and conclusive.

(g) This Restricted Agreement shall be governed by and construed in accordance with the laws of the State of Florida and shall in all respects be interpreted, enforced and governed under the internal and domestic laws of such state, without giving effect to the principles of conflicts of laws of such state. Any claims or legal actions by one party against the other arising out of the relationship between the parties contemplated herein (whether or not arising under this Restricted Agreement) shall be governed by the laws of the State of Florida.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Restricted Agreement as of the day and date first above written.

ORAGENICS, INC.

By:
Name:
Title:

PARTICIPANT

Name:

[Signature Page to Restricted Stock Agreement]